Exhibit 2.7

FORM 51-102F3

Material Change Report

Item 1	Name and Address of Company

Aura Minerals Inc.
Craigmuir Chambers, PO Box 71
Road Town, Tortola, British Virgin Islands VG1110

Item 2	Date of Material Change

May 26, 2017.

Item 3	News Release

A news release with respect to the material change referred to in this report was disseminated on May 29, 2017 through the facilities of Marketwired and subsequently filed on SEDAR at www.sedar.com.

Item 4	Summary of Material Change

The Company announced the results of the election of directors at its Annual General and Special Meeting of Shareholders held on May 26, 2017.

Item 5	Full Description of Material Change

The Company announced the election to the Board of Directors of Paulo Brito, Rodrigo Barbosa, Stephen Keith, Roberto Fonseca and Philip Reade. For personal reasons, Patrick Mars, Jim Bannantine and Juarez Saliba did not stand for re-election to the Board.

Item 6.	Reliance On Subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8	Executive Officer

Ryan Goodman, VP Legal & Business Development

Tel: 305.239.9332

Item 9.	Date of Report

May 31, 2017.